Exhibit 99

NEWS RELEASE
October 30, 2017

Contact:	Clifford H. Chen	Telephone: (808) 543-7300
	Treasurer & Manager, Investor Relations & Strategic Planning	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2017 EARNINGS

Net Income of $17.6 Million - Return on Assets of 1.07%

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income of $17.6 million for the third quarter of 2017 compared to $16.7 million in the second, or linked, quarter of 2017 and $15.1 million in the third quarter of 2016.
“Our results for the third quarter show that we continue to deliver well for our customers, the bank, and for shareholders," said Richard Wacker, president and chief executive officer of American. "Solid deposit growth and improved asset quality continue to fuel the bank’s broad profitability improvement compared to last year. Overall loan growth lagged as we continued to reduce our commercial lending exposure to national syndicated credits and resolve specific problem loans that paid in full, offsetting the continued good growth in other segments of the loan portfolio.”
Third quarter of 2017 net income of $17.6 million was $2.5 million higher than the third quarter of 2016 and $0.9 million higher than the second (linked) quarter of 2017.
Compared to the third quarter of 2016, the $2.5 million increase was primarily driven by the following on an after-tax basis:

________________
Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for the bank.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 30, 2017

•	$3 million higher net interest income driven mainly by growth in interest-earning assets funded by strong deposit growth and overall improvement in asset yields; and

•	$3 million lower provision for loan losses resulting from our work to improve commercial loan asset quality.
These items were offset by the following on an after-tax basis:

•	$2 million lower noninterest income primarily due to lower mortgage banking income and no gain on sale of real estate; and

•	$1 million higher noninterest expense primarily due to higher performance based incentive cost.
Compared to the linked second quarter of 2017, the $0.9 million increase was primarily driven by lower provision for loan losses.
Net interest income (pretax) was $56.1 million in the third quarter of 2017, compared to $55.9 million in the linked quarter and $51.9 million in the prior year quarter. Net interest margin was 3.69% in the third quarter of 2017, compared to 3.68% in the linked quarter and 3.57% in the third quarter of 2016.
The provision for loan losses (pretax) was $0.5 million in the third quarter of 2017 compared to $2.8 million in the linked quarter and $5.7 million in the third quarter of 2016. The decrease from the linked quarter reflected the release of reserves attributed to the strategic reduction in our commercial loan portfolio, including a $53 million decrease in our exposure to national syndicated credits. The higher provision in the prior year quarter was largely due to reserves for specific commercial credits. The third quarter of 2017 net charge-off ratio was 0.32%, compared to 0.21% in the linked quarter and 0.20% in the prior year quarter. Nonaccrual loans as a percent of total loans receivable held for investment was 0.50% compared to 0.44% in the linked quarter and 1.11% in the prior year quarter.
Noninterest income (pretax) was $15.2 million in the third quarter of 2017 compared to $16.2 million in the linked quarter and $18.5 million in the prior year quarter. The higher noninterest income in the prior year quarter was largely due to $1.8 million higher mortgage banking income and the $1.0 million gain on sale of real estate.
Noninterest expense (pretax) was $44.1 million compared to $44.6 million in the linked quarter and $41.9 million in the third quarter of 2016.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 30, 2017

Total loans were $4.7 billion at September 30, 2017, a decrease of $65 million or 1.8% annualized from December 31, 2016. This decrease reflects our work to improve overall commercial loan quality through the strategic decrease in our exposure to national syndicated credits, as well as the reduction in the commercial real estate loan portfolio. The decrease in our commercial portfolio was partially offset by growth in the home equity lines of credit, consumer and residential loan portfolios.
Total deposits were $5.8 billion at September 30, 2017, an increase of $203 million or 4.9% annualized from December 31, 2016. Low-cost core deposits increased $153 million or 4.2% annualized from December 31, 2016. The average cost of funds was 0.20% for the third quarter of 2017 compared to 0.21% for the second quarter of 2017 and 0.24% for the third quarter of 2016.
    American’s return on average equity was 11.6% for the third quarter of 2017 compared to 11.3% in the linked quarter and 10.4% in the third quarter of 2016. Return on average assets was 1.07% for the third quarter of 2017, compared to 1.02% in the linked quarter and 0.97% in the same quarter last year. American’s solid results enabled it to pay dividends of $9.4 million to HEI while maintaining healthy capital levels, including a leverage ratio of 8.7% and a total capital ratio of 13.9% at September 30, 2017.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2017 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its third quarter 2017 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the third quarter of 2017.
HEI plans to announce its third quarter 2017 consolidated financial results on Thursday, November 2, 2017 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2017 EPS guidance on Thursday, November 2, 2017, at 9:00 a.m. Hawaii time (3:00 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198. Parties may also listen to the conference by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 30, 2017

website as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the November 2, 2017 webcast will be available on HEI’s website beginning about two hours after the event.  Replays of the conference call will also be available approximately two hours after the event through November 16, 2017 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10112461.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

###

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September 30
(in thousands)	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016
Interest and dividend income
Interest and fees on loans	$52,210	$52,317	$50,444	$155,269	$148,571
Interest and dividends on investment securities	6,850	6,763	4,759	20,593	14,219
Total interest and dividend income	59,060	59,080	55,203	175,862	162,790
Interest expense
Interest on deposit liabilities	2,444	2,311	1,871	6,858	5,154
Interest on other borrowings	470	824	1,464	2,110	4,416
Total interest expense	2,914	3,135	3,335	8,968	9,570
Net interest income	56,146	55,945	51,868	166,894	153,220
Provision for loan losses	490	2,834	5,747	7,231	15,266
Net interest income after provision for loan losses	55,656	53,111	46,121	159,663	137,954
Noninterest income
Fees from other financial services	5,635	5,810	5,599	17,055	16,799
Fee income on deposit liabilities	5,533	5,565	5,627	16,526	16,045
Fee income on other financial products	1,904	1,971	2,151	5,741	6,563
Bank-owned life insurance	1,257	1,925	1,616	4,165	3,620
Mortgage banking income	520	587	2,347	1,896	5,096
Gains on sale of investment securities, net	—	—	—	—	598
Other income, net	380	391	1,165	1,229	1,786
Total noninterest income	15,229	16,249	18,505	46,612	50,507
Noninterest expense
Compensation and employee benefits	23,724	24,742	22,844	71,703	67,197
Occupancy	4,284	4,185	3,991	12,623	12,244
Data processing	3,262	3,207	3,150	9,749	9,599
Services	2,863	2,766	2,427	7,989	8,093
Equipment	1,814	1,771	1,759	5,333	5,193
Office supplies, printing and postage	1,444	1,527	1,483	4,506	4,431
Marketing	934	839	747	2,290	2,507
FDIC insurance	746	822	907	2,296	2,704
Other expense	5,050	4,705	4,591	14,066	13,948
Total noninterest expense	44,121	44,564	41,899	130,555	125,916
Income before income taxes	26,764	24,796	22,727	75,720	62,545
Income taxes	9,172	8,063	7,623	25,582	21,483
Net income	$17,592	$16,733	$15,104	$50,138	$41,062
Comprehensive income	$18,009	$18,956	$13,176	$53,613	$49,537
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.07	1.02	0.97	1.02	0.89
Return on average equity	11.64	11.25	10.36	11.24	9.50
Return on average tangible common equity	13.47	13.06	12.06	13.04	11.07
Net interest margin	3.69	3.68	3.57	3.68	3.59
Efficiency ratio	61.82	61.73	59.54	61.15	61.81
Net charge-offs to average loans outstanding	0.32	0.21	0.20	0.27	0.19
As of period end
Nonaccrual loans to loans receivable held for investment	0.50	0.44	1.11
Allowance for loan losses to loans outstanding	1.13	1.19	1.24
Tangible common equity to tangible assets	8.01	7.88	8.03
Tier-1 leverage ratio	8.7	8.5	8.6
Total capital ratio	13.9	13.7	13.3
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$9.4	$9.4	$9.0	$28.1	$27.0
This information should be read in conjunction with the condensed consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	September 30, 2017		December 31, 2016

Assets
Cash and due from banks		$120,492		$137,083
Interest-bearing deposits		69,223		52,128
Restricted cash		—		1,764
Available-for-sale investment securities, at fair value		1,320,110		1,105,182
Stock in Federal Home Loan Bank, at cost		9,706		11,218
Loans receivable held for investment		4,676,281		4,738,693
Allowance for loan losses		(53,047)		(55,533)
Net loans		4,623,234		4,683,160
Loans held for sale, at lower of cost or fair value		15,728		18,817
Other		378,224		329,815
Goodwill		82,190		82,190
Total assets		$6,618,907		$6,421,357
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,710,698		$1,639,051
Deposit liabilities–interest-bearing		4,041,628		3,909,878
Other borrowings		153,552		192,618
Other		107,558		101,635
Total liabilities		6,013,436		5,843,182
Common stock		1		1
Additional paid in capital		344,512		342,704
Retained earnings		279,956		257,943
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(5,479)		$(7,931)
Retirement benefit plans	(13,519)	(18,998)	(14,542)	(22,473)
Total shareholder’s equity		605,471		578,175
Total liabilities and shareholder’s equity		$6,618,907		$6,421,357

This information should be read in conjunction with the condensed consolidated financial statements and the notes thereto in HEI filings with the SEC.

6